FOR IMMEDIATE RELEASE

Contact:

Kim Saunders
February 6, 2009
(919) 687-7800, ext. 816
(919) 687-7821 fax
Kim.Saunders@mfbonline.com

M&F Bancorp, Inc. Announces Appointment of Director

DURHAM, N.C.   February 6, 2009 – M&F Bancorp, Inc. (“M&F Bancorp”) (OTCBB:  MFBP), the parent company of Mechanics and Farmers Bank (“M&F Bank”), today reported that Mr. James H. Speed, Jr. has been appointed to the Board of Directors of M&F Bancorp and M&F Bank.  Mr. Speed has served since 2004 as the President and Chief Executive Officer, and previously was the Senior Vice President and Chief Financial Officer, for North Carolina Mutual Life Insurance Company (“North Carolina Mutual Life Insurance”) in Durham, NC.  North Carolina Mutual Life Insurance began in 1898; it is the only insurance company domiciled in North Carolina with a charter dated before 1900. With over $9 billion dollars of insurance in force, North Carolina Mutual Life Insurance is the oldest, largest, and most successful African American life insurance company in the United States.

Prior to joining North Carolina Mutual Life Insurance, Mr. Speed was the President of Speed Financial Group, and served in various capacities with Hardee’s Food Systems Inc. from 1991 through 2000, including Senior Vice President, Chief Financial Officer and Treasurer.  Mr. Speed began as a Staff Accountant in 1979 with Deloitte and Touche where he was promoted to Senior Audit Manager in 1987.

Mr. Speed received his MBA at the Atlanta University in Atlanta, Georgia where he was a member of the Beta Gamma Sigma Honor Society.  He received his Bachelor’s degree at North Carolina Central University in Durham, NC.  He is also a graduate of McGill University’s Imasco Limited Senior Management Development Program in Montreal, Canada, and the North Carolina Bank Board College in Chapel Hill, NC.

Mr. James A. Stewart, Chairman of M&F Bancorp, Inc. and M&F Bank stated, “We are honored to have a business leader of Mr. Speed’s caliber joining our Boards.  With his experience in leading another century old minority-focused local institution with many of the same founding leaders as M&F Bank, he brings a great deal of leadership, community, and national knowledge that will augment the already impressive breadth of expertise of the existing board members, which is especially valuable in these challenging economic times.”

Mr. Speed commented, “The legacies of service to the community from North Carolina Mutual Insurance and M&F Bank over the last century, which began on the famed “Black Wall Street” in Durham, along with the respective companies’ continued commitment to providing high quality services will be as vital to our customers in the future, and have in many ways been complementary.  I am honored to join these Boards and look forward to serving the shareholders, customers and employees of M&F.

M&F Bancorp, Inc., a bank holding company with assets of approximately $274.0 million as of September 30, 2008, is the parent company of Mechanics and Farmers Bank.  M&F Bancorp’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.”  Mechanics and Farmers Bank has nine banking centers:  Raleigh (2), Durham (3), Piedmont-Triad (2), and Charlotte (2). For additional information, contact M&F Bank Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, North Carolina at 919-687-7800, or visit www.mfbonline.com.